Exhibit 99.1

Provention Bio Announces Completion of $35 Million Equity Investment from Sanofi US

Companies collaborating to expand access to TZIELD™ (teplizumab-mzwv), the first approved disease-modifying therapy for type 1 diabetes

RED BANK, N.J., February 13, 2023 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced the closing of the $35 million equity investment from Sanofi US under the previously announced Co-Promotion Agreement and Securities Purchase Agreement (the “Purchase Agreement”).

“Our Sanofi co-promotion agreement, together with this equity investment, bring significant financial and human capital to Provention in support of our commercial launch of TZIELD (teplizumab-mzwv), more than doubling our original field presence in the U.S.,” said Jason Hoitt, Chief Commercial Officer, Provention Bio. “TZIELD is the first immunomodulatory therapy approved to delay the onset of Stage 3 type 1 diabetes (T1D) in adults and pediatric patients aged 8 years and older with stage 2 T1D. TZIELD’s recent FDA approval advances our purpose to intercept autoimmunity in its earlier stages, rather than waiting to manage end-stage disease when symptoms, irreversible tissue damage, and serious complications appear. Over the past few months, we have been partnering with our colleagues at Sanofi to increase awareness and access to TZIELD. The Provention Bio COMPASS™ patient support team has been working closely with prescribing physicians and their eligible T1D patients to efficiently navigate reimbursement and insurance coverage processes and gain access to our game-changing Stage 2 T1D therapeutic option.”

Olivier Bogillot, Head of U.S. General Medicines, Sanofi, stated, “We are excited to continue supporting Provention Bio in the U.S. commercial launch of TZIELD, the first approved disease-modifying therapy for type 1 diabetes. We have been leveraging our established infrastructure and expertise in endocrinology to enhance patient and healthcare provider access. The closing of our equity investment in Provention further strengthens this key collaboration.”

Pursuant to the Purchase Agreement, Sanofi purchased 2,712,497 shares of the Company’s common stock, par value $0.0001 per share, at a price of $12.90 per share, representing a total investment of $35 million.

About TZIELD

TZIELD (teplizumab-mzwv) is a CD3-directed antibody indicated to delay the onset of Stage 3 T1D in adults and pediatric patients aged 8 years and older with Stage 2 T1D. TZIELD injection is supplied as a sterile, preservative-free, clear and colorless solution in a 2 mg/2 mL (1 mg/mL) single-dose vial for intravenous use. TZIELD should be administered by intravenous infusion (over a minimum of 30 minutes) once daily for 14 days. Please see full prescribing information for the dosing schedule.

If a patient needs help paying for TZIELD, Provention Bio’s Patient Assistance Program may be able to help. While co-pay amounts vary based on individual coverage, with the Provention Bio Copay Program, commercially or privately insured individuals enrolled in COMPASS may pay as little as $0 for TZIELD. If a patient qualifies, their COMPASS Navigator can help enroll them into the program so they may be able to lower their out-of-pocket costs. Interested patients and healthcare providers can contact COMPASS for questions about our available assistance programs at COMPASS@proventionbio.com and 1-844-778-2246, Monday through Friday from 8AM-8PM EST.

Important Safety Information about TZIELD

WARNINGS AND PRECAUTIONS

●	Cytokine Release Syndrome (CRS): CRS occurred in TZIELD-treated patients during the treatment period and through 28 days after the last drug administration. Prior to TZIELD treatment, premedicate with antipyretics, antihistamines and/or antiemetics, and treat similarly if symptoms occur during treatment. If severe CRS develops, consider pausing dosing for 1 day to 2 days and administering the remaining doses to complete the full 14-day course on consecutive days; or discontinue treatment. Monitor liver enzymes during treatment. Discontinue TZIELD treatment in patients who develop elevated alanine aminotransferase or aspartate aminotransferase more than 5 times the upper limit of normal (ULN) or bilirubin more than 3 times ULN.
●	Serious Infections: Use of TZIELD is not recommended in patients with active serious infection or chronic infection other than localized skin infections. Monitor patients for signs and symptoms of infection during and after TZIELD administration. If serious infection develops, treat appropriately, and discontinue TZIELD.
●	Lymphopenia: In clinical trials, lymphopenia occurred in 78% of TZIELD-treated patients. For most patients, lymphocyte levels began to recover after the fifth day of treatment and returned to pretreatment values within two weeks after treatment completion and without dose interruption. Monitor white blood cell counts during the treatment period. If prolonged severe lymphopenia develops (<500 cells per mcL lasting 1 week or longer), discontinue TZIELD.
●	Hypersensitivity Reactions: Acute hypersensitivity reactions including serum sickness, angioedema, urticaria, rash, vomiting and bronchospasm occurred in TZIELD-treated patients. If severe hypersensitivity reactions occur, discontinue TZIELD and treat promptly.
●	Vaccinations: The safety of immunization with live-attenuated (live) vaccines in TZIELD-treated patients has not been studied. TZIELD may interfere with immune response to vaccination and decrease vaccine efficacy. Administer all age-appropriate vaccinations prior to starting TZIELD.
●	Administer live vaccines at least 8 weeks prior to treatment. Live vaccines are not recommended during treatment, or up to 52 weeks after treatment.
●	Administer inactivated (killed) vaccines or mRNA vaccines at least 2 weeks prior to treatment. Inactivated vaccines are not recommended during treatment, or 6 weeks after completion of treatment.

ADVERSE REACTIONS: Most common adverse reactions (>10%) were lymphopenia, rash, leukopenia, and headache.

Call your doctor for medical advice about side effects. You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088 or contact Provention Bio at 1-844-778-2246.

USE IN SPECIFIC POPULATIONS

●	Pregnancy: May cause fetal harm.
●	Lactation: A lactating woman may consider pumping and discarding breast milk during and for 20 days after TZIELD administration.

Please see accompanying Prescribing Information.

About Sanofi US Co-Promotion

In October 2022, Provention entered into a co-promotion agreement with Sanofi US for the launch of TZIELD. Under the terms of the agreement, Sanofi will commit commercial resources in the United States, including diabetes field specialists, account directors, field-based reimbursement, and medical science liaisons to expand the number of key healthcare professionals reached in the United States. In exchange, Provention will reimburse field force-related expenses that Sanofi will incur in connection with commercializing teplizumab under the agreement.

Provention retains all rights to TZIELD and maintains responsibility for the commercialization strategy.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a commercial-stage biopharmaceutical company focused on advancing the development and commercialization of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including T1D, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the potential benefits of TZIELD, plans to bring TZIELD to patients and related commercialization plans with Sanofi and the potential benefits of the partnership between the companies. These statements may be identified by the use of forward-looking words such as “may” and “advance,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, failure to maintain FDA approval for TZIELD; the planned commercial launch in the U.S. for TZIELD may not be successful in part or at all for various reasons including the actual market size and drug supply needed may not be consistent with the company’s expectations and its executed commercial readiness plans; the degree to which TZIELD is accepted by patients and prescribed by physicians; the efficiency of our manufacturing, sales, distribution and specialty pharmacy network in getting TZIELD to the market and future economic, competitive, reimbursement and regulatory conditions that could negatively impact the commercial launch of TZIELD; the post-marketing commitment studies for TZIELD may not yield data consistent with prior results; we may not be able to execute on our business plans including meeting our expected or planned regulatory milestones and timelines, clinical development plans and successfully bringing our product candidates to market, for various reasons, including factors outside of the Company’s control, such as possible limitations of Company financial and other resources, competition, manufacturing limitations that may not be anticipated or resolved for in a timely manner or at all, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates, the potential for noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; competition and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Thierry Chauche, Chief Financial Officer

tchauche@proventionbio.com

Brendan Strong

Argot Partners

Proventionbio@argotpartners.com

212-600-1902

Media Contact:

Kaelan Hollon, VP of Communications

khollon@proventionbio.com

202-421-4921

Provention Bio and the Provention Bio logo are registered Trademarks of Provention Bio, Inc. TZIELD and Provention Bio COMPASS are trademarks of Provention Bio, Inc.